Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Elliott Opportunity II Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1993, as amended, of our report dated February 19, 2021, except Subsequent Events in Note 8, as to which the date is June 15, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Elliott Opportunity II Corp. as of February 1, 2021 and for the period from February 1, 2021 (inception) through February 1, 2021 appearing in the Registration Statement on Form S-1, as filed (File No. 333-253328) of Elliott Opportunity II Corp.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

June 28, 2021